ICON FUNDS
                    AMENDMENT NO. 9 TO MASTER TRUST AGREEMENT

AMENDMENT No. 9 to the Master Trust Agreement of ICON Funds dated September 19, 1996, made at Greenwood Village, Colorado effective as of September 1, 2002.

                                   WITNESSETH:

WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996, as amended (the "Agreement") of ICON Funds (the "Trust"), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement to change the name of the ICON Fund to ICON Core Equity Fund effective September 1, 2002.

WHEREAS, a majority of the Trustees of the Trust duly adopted the amendment to this Agreement on August 12, 2002 and authorized the same to be filed with the Secretary of the State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Trustees pursuant to the authorization described above, hereby amend Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the Trustees' authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:

FUNDS WITH NO DISTRIBUTION PLAN

ICON Consumer Discretionary Fund             ICON Asia-Pacific Region Fund
ICON Energy Fund                             ICON North Europe Region Fund
ICON Financial Services Fund                 ICON South Europe Region Fund
ICON Healthcare Fund                         ICON Western Hemisphere Fund
ICON Information Technology Fund
ICON Industrials Fund
ICON Leisure & Consumer Staples Fund
ICON Materials Fund
ICON Short-Term Fixed Income Fund
ICON Telecommunication & Utilities Fund

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FUNDS WITH DISTRIBUTION PLAN (CLASS C AND CLASS I)

ICON Core Equity Fund
ICON Bond Fund
ICON Covered Call Fund
ICON Equity Income Fund
ICON Long/Short Fund

IN WITNESS WHEREOF, our hands this 30th day of August, 2002.



/s/ Andra C. Ozols
------------------------------------------
Andra C. Ozols
Vice President and Secretary



STATE OF COLORADO       )
                        )ss.
COUNTY OF ARAPAHOE      )

Before me, a Notary Public in and for said county and state, personally appeared the above named persons, who acknowledged that they did sign the foregoing instrument in the capacity indicated, and that the same is their free act and deed this 30th day of August, 2002.

Signature of Notary Public:   /s/ Terri L. Smedra
                              ------------------------------------

My Commission Expires:        November 5, 2005

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